Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2008, relating to the consolidated financial statements and financial statement schedule of Maui Land & Pineapple Company, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for uncertainties in income taxes, pension and postretirement benefits, and share-based payments), appearing in the Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Honolulu, Hawaii

April 11, 2008